EXHIBIT 10.1

RESIGNATION AND RELEASE

THIS RESIGNATION AND RELEASE (“Agreement”) is made and entered into as of the 7th day of June, 2013 (the “Execution Date”), by and between Grandparents.com, Inc. (the “Company”) and Jeffrey Mahl (“Employee”).

WITNESSETH:

WHEREAS, Company is a corporation duly organized and existing under the laws of the State of Delaware, maintains its principal place of business at 589 Eighth Avenue, New York, NY 10018, and is engaged in the business of social media for seniors; and,

WHEREAS, Employee is an adult individual residing at XXXXXXXXXXXXXXXXX and,

WHEREAS, Employee has been in the employ of the Company in the position of President pursuant to that certain Employment Agreement dated as of August 1, 2010 (the “Employment Agreement”); and,

WHEREAS, Employee has advised the Company that he desires to resign from the Company and from his position as President of the Company as well as all other positions he holds as an officer, employee, director, member and/or agent of the Company and the Company’s subsidiaries and affiliates, if any; and

WHEREAS, Employee has agreed to tender and Company has agreed to accept Employee’s resignation request and the relinquishment of all his positions at the Company and the Company’s subsidiaries and affiliates; and

WHEREAS, Employee and Company have agreed that the effective date of Employee’s resignation shall be May 22, 2013 (the “Effective Date”) in order for Company and Employee to plan for an orderly transition of responsibilities; and

WHEREAS, Company and Employee desire to address and resolve any and all dealings, rights and claims between them, including by way of example and not limitation, any such matters arising out of the Employment Agreement, Employee’s employment with Company, and his resignation therefrom.

NOW, THEREFORE, for and in consideration of the foregoing recitals and the mutual promises, representations, and warranties herein contained and intending to be legally bound thereby, Employee and the Company do hereby promise and agree as follows:

1.      RESIGNATION OF EMPLOYMENT.

(a)    Resignation as President. Employee hereby resigns his position of President of the Company and the Company hereby accepts Employee’s resignation from such employment effective 5 p.m. Eastern Standard Time on the Effective Date.

(b)    Resignation of Other Positions. Employee hereby resigns all other officer, employee, member, director and/or agent positions that the Employee holds with the Company in the manner and time determined by the Company; provided however, that as of the Effective Date, Employee does hereby resign all positions that Employee holds with the Company and or its subsidiaries and affiliates.

(c)    Employment Status. Employee agrees that his employment status with the Company shall terminate on the Effective Date.

(d)    Availability. Employee agrees, that for a period of one (1) year from the Effective Date, to cooperate and make himself reasonably available to Company and its attorneys to discuss, consult and assist on matters in which the Employee was involved prior to the Execution Date. Employee agrees to cooperate with the Company and to execute all such necessary and appropriate documents to orderly transfer Employee’s responsibilities.

2.      SEVERANCE COMPENSATION. For and in consideration of this Agreement, Company agrees to provide to Employee, and Employee hereby agrees to accept from Company, the following severance compensation:

Stock Option. The Company acknowledges that Employee was granted options (i) on February 24th 2012 (the “February Stock Option”) to purchase 250,000 shares of common stock of the Company and (ii) on December 19th, 2012 (the “December Stock Option” and together with the February Stock Option, the “Stock Options”) to purchase 50,000 shares of Common Stock. As of the Effective Date, Employee’s right to exercise the February Stock Option for 103,437 shares of Common Stock have vested, with the remaining 146,563 shares of Common Stock unvested (the “February Unvested Shares”). As of the Effective Date, Employee’s right to exercise the December Stock Option for 20,687 shares of Common Stock of the Company have vested, with the remaining 29,313 shares of Common Stock of the Company unvested (the “December Unvested Shares” and together with the February Unvested Shares, the “Unvested Shares”). The Unvested Shares shall be accelerated to permit immediate vesting so Employee shall be eligible to exercise the February Stock Option for such 103,437 vested shares and the December Stock Option for such 20,687 vested shares, in each case, less any vested shares that Employee may have previously exercised, as well as the Unvested Shares, in each case, in accordance with the terms of the Company’s 2012 Stock Incentive Plan. The Company hereby confirms that Employee may exercise the Stock Options at any time prior to the expiration of thirty-six (36) months after the Effective Date. Employee acknowledges and agrees that he has no other options to purchase shares of Common Stock.

3.      WAIVER AND RELEASE.

Employee is owed the amount of $46,875 (the “Outstanding Amount”). Employee, in consideration of the mutual agreements set forth herein, hereby fully, finally and forever waives, releases and discharges the Company, its successors and assigns, and the respective directors, officers, shareholders, affiliates, employees, agents and representatives of each of the foregoing from any and all claims, demands, damages, costs, expenses, losses, liabilities, or actions or causes of actions of every kind and character whatsoever, whether now known or anticipated, fixed or contingent, or unknown or unanticipated which he ever had, now has, might have or might claim from the beginning of the world to the day of the date of this Agreement, including but not limited to, all claims in connection with the Outstanding Amount.

Except for the specific covenants elsewhere in this Agreement, and to the extent consistent with law, Employee, for Employee, Employee’s spouse, children, heirs, executors, administrators, successors and assigns (hereinafter “Releasors”), to the extent consistent with law, hereby fully and forever releases, acquits, discharges and promises not to sue the Company and its past, present and future parent and/or subsidiary entities, divisions, affiliates and any past, present or future partners, owners, joint venturers, stockholders, predecessors, successors, officers, directors, administrators, employees, agents, representatives, attorneys, heirs, executors, assigns, retirement plans and/or their trustees and any other person, firm or corporation with whom any of them is now or may hereafter be affiliated (hereinafter “Releasees”), over any and all claims, demands, obligations, losses, causes of action, costs, expenses, attorney’s fees, liabilities and indemnities of any nature whatsoever, whether negligent or intentional, whether now known or unknown, discovered now or in the future, whether based on race, age, disability, national origin, gender, sexual orientation, marital status, veteran status, protected activity, compensation and benefits from employment, including the Outstanding Amount, the Stock Options, stock, stock options, stock option agreements and retirement plans, whether based on contract (including but not limited to the Employment Agreement), tort, defamation, statute or other legal or equitable theory of recovery, whether mature or to mature in the future, which from the beginning of time of the world to the Execution Date Employee had, now has or claims to have against the Company or any other person or entity described above.

Without limiting the foregoing, this Agreement applies to any and all matters that have been or which could have been asserted in a lawsuit or in any state or federal court, up to the Execution Date, specifically including, but not by way of limitation, claims under the Equal Pay Act, the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Post-Civil War Reconstruction Acts, as amended (42 U.S.C. §§ 1981-1988), the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Pregnancy Discrimination Act, any other federal statute, any state civil rights act, any state statutory wage claim, any other statutory claim, any claim of wrongful discharge, any claim in tort or contract, any claim seeking declaratory, injunctive, or equitable relief, or any other claim of any type whatsoever arising out of the common law of any state.

4.      RESTRICTIVE COVENANT/NO SOLICITATION.

(a) Employee and Company agree that during the Employee’s tenure with the Company, Employee had the opportunity to receive highly confidential and proprietary information of the Company and its affiliates. Further, Company’s decision to enter into this Agreement and to grant Employee the compensation described in Section 2 is directly related to Employee agreement to not participate into any business that is competitive with the Company without the expressed written permission of the Company. Accordingly, Employee agrees to the following:

(b)    Employee hereby covenants and agrees that for a period of one (1) year following the Effective Date, Employee shall not, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member of a limited liability company, shareholder of a closely held corporation, or shareholder in excess of two percent (2%) of a publicly traded corporation, corporate officer or director, manager, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any organization or entity whose business is providing benefits to the 50+ age demographic, including, without limitation, AARP and its affiliates.

(c) Employee hereby covenants and agrees that for a period of two (2) year following the Effective Date, Employee shall not, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member of a limited liability company, shareholder of a closely held corporation, or shareholder in excess of two percent (2%) of a publicly traded corporation, corporate officer or director, manager, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business competitive to Grand Card LLC including, without limitation, any business that issues, handles, or manages rebates or discounts through debit or credit cards.

(d)    Employee hereby further covenants and agrees that, for a period of one (1) year following the Effective Date, Employee shall not, directly or indirectly, solicit or attempt to solicit for employment any employee of Company or its affiliates on behalf of any business that is in competition in any manner whatsoever with the business activities of Company or its affiliates (including but not limited to Grand Card LLC).

(e) Employee hereby further covenants and agrees that he will not, either directly or indirectly, alone or in conjunction with another person or entity, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, its subsidiaries and/or affiliates, with any person or entity contracted with the Company, its subsidiaries and/or affiliates, including without limitation, any consultant, vendor, supplier, sponsor or marketing partner.

(f) Employee hereby further covenants and agrees that he will not hereinafter pursue, initiate or cause to be instituted any dispute released herein against the Company and represents that he has not heretofore assigned or transferred, or purported to have assigned or transferred, to any entity or person, any dispute released by Employee herein.

(g) Employee hereby further covenants and agrees that the restrictive covenants contained in this Section 4 are in addition to any restrictive covenant contained in the Employment Agreement. In the event a provision contained herein is inconsistent with a provision contained in the Employment Agreement, the Company and Employee agree that the more restrictive provision shall apply.

(h)    Employee hereby further covenants and agrees that the restrictive covenants contained in this Section 4 are reasonable as to duration, terms and geographical area and that they protect the legitimate interests of Company, impose no undue hardship on Employee, and are not injurious to the public. In the event that any of the restrictions and limitations contained in this Section 4 are deemed to exceed the time, geographic or other limitations permitted by New York law, the parties agree that a court of competent jurisdiction shall revise any offending provisions so as to bring this Section 4 within the maximum time, geographical or other limitations permitted by New York law.

5.      CONFIDENTIALITY. Company and Employee promises and agrees as follows:

(a)    Employee shall immediately return to the Company all original and copies of files, memoranda, records, customer lists and all other documents or physical items which are the property of Company (collectively “Company Property”) and Employee shall not retain any copies of the Company Property. Electronically stored information on the Employee’s personal computers that could be described as Company Property shall be deleted.

(b)    Employee shall keep confidential and not disclose to anyone any information concerning Company business (including but not limited to any non-public information relating to the Company’s officers, directors or employees), customers, suppliers, marketing methods, trade secrets and other “know how”, and any other information not of a public nature, regardless of how such information came to Employee’s knowledge, custody or control. Notwithstanding the foregoing Employee shall not be required to keep confidential (a) information known to Employee prior to the commencement of his employment with the Company (or its affiliates) or (b) information that is or becomes generally publicly known through authorized disclosure.

(c)    Employee agrees to act in a manner that is not adverse, detrimental or contrary to the best interests of Company and its affiliates, and specifically Employee will not knowingly directly or indirectly make or publish any oral, written or recorded statement or comment that is negative, disparaging, defamatory or critical of Company, its affiliates, or their respective officers, directors or employees.

(d)    The Employee’s personnel file shall reflect that Employee voluntarily resigned his employment with the Company.

6.    NOTICES. Any and all notices required by this Agreement shall be either hand-delivered or mailed, via certified mail, return receipt requested to such party’s addressed first listed above. All notices hand-delivered shall be deemed delivered as of the date actually delivered to the addressee. All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked. Any changes in any of the addresses listed herein shall be made by notice as provided in this Section 6.

7.    ASSIGNMENT. Neither Company nor Employee shall have the right to assign this Agreement or in any manner or fashion sell, assign or transfer its respective rights and/or interests hereunder without the prior written consent of the non-assigning party. Any purported assignment or transfer in violation of this Section 7 shall be null and void.

8.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.

9.    BEST EVIDENCE. This Agreement shall be executed in counterparts and in original, photocopy or scanned copies and each such instrument bearing an original signature of the parties hereto shall be deemed an original.

10.   AMENDMENT OR MODIFICATION. This Agreement may not be amended or modified except by a writing signed by all parties hereto.

11.   INTERPRETATION. The preamble recitals of the Agreement are incorporated into and made a part of this Agreement; titles of Sections are for convenience only and are not to be considered a part of this Agreement. All references to the singular shall include the plural and all references to gender shall, as appropriate, include other genders.

12.   SEVERABILITY. In the event any one or more provisions of this Agreement is declared null and void or otherwise unenforceable as provided in this Agreement, the remainder of this Agreement shall survive, unless such survival vitiates the intent of the parties hereto.

13.   WAIVER. None of the terms in this Agreement, including this Section 13, or any term, right or remedy hereunder, shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith, and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

14.   GENERAL WARRANTIES. Each party hereto warrants and represents to the other that each party has the full right, power, title and authority to enter into this Agreement.

15.   NO ADMISSION OF LIABILITY/LATER REPRESENTATIONS. Neither this Agreement nor anything contained in this Agreement shall be construed as an admission by the Company that it has acted wrongfully with respect to Employee or other person, or that Employee has any rights whatsoever against the Company.

16.   DISPUTE RESOLUTION. Except for a claim by either Employee or the Company for injunctive relief where such would be otherwise authorized by law to enforce Sections 4 or 5 of this Agreement, any controversy, dispute or claim arising out of or relating to this Agreement, the Employment Agreement, the breach hereof or thereof, including, without limitation, any claim involving the interpretation or application of this Agreement or the Employment Agreement, or claims for wrongful termination, discrimination, or other claims based upon statutory or common law including those dealing with employment discrimination, sexual harassment, or civil rights, age, or disabilities), and tort claims (except a tort that is a “compensable injury” under Workers’ Compensation Law) or a dispute between Employer and Employee that arose/arises before, during, or after employment, shall be resolved by arbitration in accordance with the then effective arbitration rules of (and by filing a claim with) Judicial Arbitration Mediation Services in New York, NY. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses, and reasonable attorneys' fees. Any such arbitration shall be conducted by an arbitrator experienced in executive employment matters and shall include a written record of the arbitration hearing. The parties reserve the right to object to any individual who shall be employed by or affiliated with a competing organization or entity. An award of arbitration may be confirmed in a court of competent jurisdiction.

17.   FINAL INTEGRATED AGREEMENT. This Agreement and other written agreements or sections thereof which are expressly referred to in this Agreement constitute the entire agreement and understanding of the parties hereto and supersedes any prior oral or written understandings, agreements and undertakings with respect to its subject matter including but not limited to all provisions contained in the Employment Agreement that do not expressly survive under this Agreement.

18.   TERMINATION OF AGREEMENTS. Employee and Company agree that, as of the Effective Date, the Employment Agreement shall terminate and be of no further force or effect, except with respect to such provisions in the Employment Agreement which specifically provide that the such provisions shall survive the termination of the Employment Agreement.

19.   AGE DISCRIMINATION CLAIMS. EMPLOYEE HEREBY ACKNOWLEDGES THAT BY EXECUTING THIS AGREEMENT EMPLOYEE IS AGREEING TO WAIVE ANY AND ALL RIGHTS OR CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (29 U.S.C. § 626 et. seq.). EMPLOYEE IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THE AGREEMENT.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

EMPLOYEE	GRANDPARENTS.COM

/s/ Jeffrey Mahl		/s/ Steve Leber
Jeffrey Mahl	By:	Steve Leber
	Its:	Co-CEO and Chairman